UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2005

SIRVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31902	52-2070058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Oakmont Lane
Westmont, Illinois 60559
(Address of principal executive offices, including zip code)

(Registrant’s telephone number,
including area code): (630) 570-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On September 21, 2005, SIRVA, Inc., a Delaware corporation (“SIRVA”), and its wholly-owned subsidiaries SIRVA Worldwide, Inc., a Delaware corporation (“SIRVA Worldwide”), North American Van Lines, Inc., a Delaware corporation (“NAVL”), and Allied Van Lines, Inc., a Delaware corporation (“AVL”) (SIRVA, SIRVA Worldwide, NAVL and AVL, collectively, the “Sellers” and each, individually, a “Seller”), entered into a Purchase Agreement (the “Purchase Agreement”) with IAT Reinsurance Company Ltd., a Bermuda corporation (the “Buyer”).  The description of the Purchase Agreement set forth below is qualified in its entirety by reference to the actual terms of the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated by reference herein in its entirety.

Pursuant to the Purchase Agreement, SIRVA, together with the other Sellers, will sell its U.S. insurance business and certain ancillary businesses to the Buyer for a sale price currently estimated at $100 million (the “Sale”).  Specifically, the Sellers will sell to the Buyer (i) all of the issued and outstanding shares of the capital stock of Transguard Insurance Company of America, Inc., an Illinois corporation and wholly-owned subsidiary of AVL (“Transguard”); (ii) all of the issued and outstanding membership interests of National Association of Independent Truckers, LLC, a Delaware limited liability company and wholly-owned subsidiary of NAVL (“NAIT”); and (iii) all of the issued and outstanding shares of the capital stock of Vanguard Insurance Agency, Inc., an Illinois corporation and wholly-owned subsidiary of AVL (“Vanguard”).  As a result of the Sale, the Buyer will also acquire ClaimGuard, Inc., a Delaware corporation and wholly-owned subsidiary of Transguard, TransGuard General Agency, Inc., an Oklahoma corporation and wholly-owned subsidiary of Vanguard, and Truckers Helping Truckers, Inc., a Delaware nonprofit non-stock corporation organized in connection with NAIT.

The completion of the Sale is subject to the Sellers obtaining the required consents of the lenders under SIRVA Worldwide’s credit agreement, dated as of December 1, 2003 (as amended through the date hereof, the “Credit Agreement”), the expiration of the applicable waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1974, the receipt of necessary insurance regulatory authorizations and approvals, and other customary closing conditions.  The Buyer has the right to terminate the Purchase Agreement if the Sellers have not obtained the necessary consents of the lenders under the Credit Agreement on or before October 3, 2005.

The Sellers and the Buyer have made customary representations and warranties in the Purchase Agreement.

The final sale price for the Sale will be based on book value at closing plus a premium of up to $20 million payable in installments that begin on the 120th day following the second anniversary of the effective date, as defined in the Purchase Agreement,  and continue on each anniversary of such payment for four years thereafter.  Payments of this premium will be subject to the Buyer’s ability to offset the amounts payable against adverse developments in the reserves of Transguard for losses and loss adjustment expenses as of the closing date.  SIRVA will use a portion of the proceeds from the Sale to fund approximately $11 million of ongoing collateral requirements, and will use the remainder of the proceeds for debt paydown and other corporate purposes.

In addition, Harco National Insurance Company, a subsidiary of the Buyer, will provide a cut-through endorsement, which will replace the 100% quota share agreement with Hannover Re announced on June 21, 2005 and will provide “A-” rated coverage to current customers of Transguard and the Transguard broker network.

Item 2.06                                             Material Impairments.

The information in Item 1.01 above is incorporated herein by reference.  In connection with the signing of the Purchase Agreement, SIRVA expects to recognize a pre-tax impairment of approximately $45 to $50 million with respect to goodwill carried on its books associated with the acquisition of Transguard in 1999.  This item is a preliminary estimate, and is subject to change as SIRVA proceeds with its accounting for this transaction.

Item 8.01                                             Other Events.

On September 21, 2005, SIRVA issued a press release with respect to the Sale.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(a)                               Financial Statements of Business Acquired.

Not applicable.

(b)                               Pro Forma Financial Information.

Not applicable.

(c)                                Exhibits.

2.1	Purchase Agreement, dated as of September 21, 2005 by and among SIRVA, Inc., SIRVA Worldwide, Inc., North American Van Lines, Inc., Allied Van Lines, Inc. and IAT Reinsurance Company Ltd.
99.1	Press Release dated September 21, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRVA, INC.

Date: September 27, 2005

	By:	/s/ RALPH A. FORD
	Name:	Ralph A. Ford
	Title:	Senior Vice President, General Counsel &
Secretary

Exhibit Index

Exhibit	Description

2.1	Purchase Agreement, dated as of September 21, 2005 by and among SIRVA, Inc., SIRVA Worldwide, Inc., North American Van Lines, Inc., Allied Van Lines, Inc. and IAT Reinsurance Company Ltd.
99.1	Press Release dated September 21, 2005.